EXHIBIT 99.1

Operating Report

In The United States Bankruptcy Court

for the Northern District of Illinois

Eastern Division

Case Name: Universal Access Global Holdings Inc et al	Case No: 04 B 28747

Summary of Cash Receipts and Cash Disbursements

For the period April 1, 2005 - April 30, 2005

Beginning Balances:
		Unrestricted accounts	5,920,279
		Restricted accounts	290,497
Beginning balance in all accounts				6,210,776

Receipts:

1		Receipts from operations	4,678,534
2		Other receipts	57,434
3		Earnest Money	1,000,000

Total receipts				5,735,968

Disbursements:

3	Net payroll:
	a	Officers	46,945
	b	Others	299,883

4	Taxes:
	a	Federal Income Tax Withholdings	84,142
	b	FICA withholdings	37,410
	c	Employer’s FICA	37,410
	d	Federal Unemployment Taxes	10
	e	State Unemployment Taxes	642
	f	State Income Tax Withholdings	18,913

5	Necessary expenses:
	a	Carriers	2,611,762
	b	Carrier 366 Prepayments	31,607
	c	Rent	69,369
	d	Commissions	13,595
	e	Computer Expenses	147,351
	f	Utility Expenses	49,770
	g	Employee Benefits	89,377
	h	Travel and Entertainment	39,645
	i	Reorganization Consulting fees	58,280
	j	Reorganization Legal fees	34,306
	k	Regulatory, Taxes and Insurance	169,328
	l	Other contractors	32,303
	m	Other expenses	19,555

Total Operating Cash Disbursements			3,891,603

Total Restricted Cash Disbursements/ Letter of Credit Draw			—

Total Disbursements				3,891,603

Net receipts and (disbursements)				1,844,365

Ending balances:
		Unrestricted accounts	6,764,646
		Restricted accounts	1,290,497
Ending balance in all accounts				8,055,143

Note:
Global Holdings had disbursements of $34,155
Tri-Quad had disbursements of $42,020

Statement of Inventory

Beginning inventory	N/A
Add: purchases	N/A
Less: goods sold	N/A
Ending inventory	N/A

Payroll Information Statement

Gross payroll for the period		487,293
Payroll taxes due but unpaid		0

Status of Payments to Secured Creditors and Lessors

Name of Creditor/Lessor	Date regular payment is due	Amount of regular payment	Number of payments delinquent	Amount of payments delinquent
Other Rents	8/1/2004	—	10	102,881

Statement of Aged Receivables

Accounts Receivable (from 4/1/05 through 4/30/05):

Beginning of month balance	9,701,798	Note 1
Add: sales on account	3,776,183
Less: collections	(4,664,312)
Adjustments	(19,897)
End of month balance	8,793,772

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due	1,458,497	486,299	80,591	6,768,385	8,793,772

Statement of Accounts Payable (Post-Petition)

Accounts Payable:

Beginning of month balance	1,509,911
Add: credit extended	3,830,982
Less: payments on account	(3,323,315)
Adjustments	—
End of month balance	2,017,578

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due (Note 2)	1,435,773	77,972	61,787	442,046	2,017,578

Note 1:  Beginning balance reflects early termination fees invoiced to a single customer in the amount of $6,099,157.

Note 2:  Includes $893,296 of 0-30 day accounts payable recorded for prepaid carrier services to be received in May 2005.

Tax Questionnaire

	Yes	No
Federal Income Taxes	☒	☐
FICA withholdings	☒	☐
Employee’s withholdings	☒	☐
Employer’s withholdings	☒	☐
Employer’s FICA	☒	☐
Federal Unemployment Taxes	☒	☐
State Income Taxes	☒	☐
State Employee withholdings	☒	☐